Exhibit 3.1A

CERTIFICATE OF AMENDMENT TO

RESTATED CERTIFICATE OF INCORPORATION

OF

ALNYLAM PHARMACEUTICALS, INC.

Alnylam Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1.    Pursuant to Section 242 of the DGCL, this Certificate of Amendment to Restated Certificate of Incorporation (this “Amendment”) amends the provisions of the Restated Certificate of Incorporation of the Corporation (the “Certificate”).

2.    This Amendment has been approved and duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Section 242 of the DGCL.

3.    The Certificate is hereby amended as follows:

Article ELEVENTH is hereby amended and restated in its entirety to read as set forth below:

“ELEVENTH: Special meetings of stockholders for any purpose or purposes may be called (i) by the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer or (ii) upon written request from holders of record who own, or are validly acting on behalf of one or more beneficial owners who own, “Net Long Shares” (as calculated in accordance with the Bylaws) that represent more than fifty percent (50%) of the votes which all the stockholders of the corporation would be entitled to cast in any annual election of directors or class of directors (the “Special Meeting Requisite Percentage”) and who continue to own the Special Meeting Requisite Percentage at all times between the date of the request through the date of the applicable special meeting of stockholders and otherwise in accordance with the Bylaws, and may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. Notwithstanding any other provision of law, this Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article ELEVENTH.”

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IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation has executed this Certificate of Amendment to Restated Certificate of Incorporation as of April 25, 2019.

ALNYLAM PHARMACEUTICALS, INC.

/s/ John M. Maraganore, Ph.D.
John M. Maraganore, Ph.D.
Chief Executive Officer